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                          CERTIFICATE OF INCORPORATION
                                       OF
                                  HAUSER, INC.

                                 * * * * * * * *

                                    ARTICLE I

     The name of the corporation (the "Corporation") is:

                                  Hauser, Inc.

                                   ARTICLE II

     The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

     The total number of shares of stock which the Corporation shall have authority to issue is 20,000,000 shares of Common Stock, each of which shall have a par value of $0.001 per share.

                                    ARTICLE V

     The name and mailing address of the incorporator is as follows:

                             Mark A. Cognetti, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                          New York, New York 10019-6099

                                   ARTICLE VI

     In furtherance and not in limitation of the powers conferred by statute, the by-laws of the Corporation may be made, altered, amended or repealed by the stockholders or by a majority of the entire board of directors of the Corporation (the "Board").



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                                   ARTICLE VII

     Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders of this corporation, as the case may be, and also on this corporation.

                                  ARTICLE VIII

     Elections of directors need not be by written ballot.

                                   ARTICLE IX

     (a) The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.


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     (b) Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article.

     (c) The indemnification and other rights set forth in this Article IX shall not be exclusive of any provisions with respect thereto in the by-laws of the Corporation or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

     (d) Neither the amendment nor repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Article IX if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

     No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director:

          (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders;

          (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

          (iii) under Section 174 of the General Corporation Law of the State of Delaware; or

          (iv) for any transaction from which the director derived an improper personal benefit.

     If the General Corporation Law of the State of Delaware is amended after November 5, 1999 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by


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the General Corporation Law of the State of Delaware, as so amended.

     THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a Corporation pursuant to the General Corporation Law of the State of Delaware makes this Certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true and, accordingly, has hereunto set his hand this 5th of November, 1999.


                                        /s/ Mark A. Cognetti
                                        ------------------------------
                                        Mark A. Cognetti
                                        Sole Incorporator


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